Exhibit 99.D.2

ADDENDUM to

 SCHEDULE A to the

ADVISORY AGREEMENT

dated May 26, 2015, between

EXCHANGE TRADED CONCEPTS TRUST and EXCHANGE TRADED CONCEPTS, LLC

Revised September 12, 2018

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate	Effective Date
FLAG-Forensic Accounting Long-Short ETF	85 bps	May 26, 2015
Hull Tactical US ETF	91 bps	May 26, 2015
ROBO GlobalTM Robotics & Automation Index ETF	95 bps	June 12, 2015
YieldShares High Income ETF	50 bps	June 12, 2015
EMQQ The Emerging Markets Internet & Ecommerce ETF	86 bps	June 12, 2015
REX VolMAXXTM Short VIX Weekly Futures Strategy ETF	145 bps	December 8, 2015
The ETF Industry Exposure & Financial Services ETF	64 bps	December 1, 2016
Bernstein U.S. Research Fund	60 bps	May 23, 2017
Bernstein Global Research Fund	65 bps	May 23, 2017
Innovation Shares NextGen Protocol ETF	95 bps	January 23, 2018
Innovation Shares NextGen Vehicles & Technology ETF	95 bps	January 23, 2018
Vesper US Large Cap Short- Term Reversal Strategy ETF	75 bps	September 12, 2018

Agreed and accepted:

ADVISER:		TRUST:

Exchange Traded Concepts, LLC		Exchange Listed Funds Trust

By:	/s/ J. Garrett Stevens	By:	/s/ J. Garrett Stevens

J. Garrett Stevens		J. Garrett Stevens

Chief Executive Officer		President